EXHIBIT (11)
                                LIQUI-BOX CORPORATION
               STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                                             Thirteen Weeks Ended
                                             April 1,       April 2,
                                             1995            1994
Primary:

Weighted average number of common
     shares outstanding                      6,266,804    6,358,374

Net effect of dilutive stock options--
     based on treasury stock method
     using average market price.               132,516      149,459

Weighted average common and
     common equivalent shares                6,399,320    6,507,833

Net Income                                  $2,356,000   $3,007,000

Earnings per common and
     common equivalent share                     $0.37        $0.46

Fully Diluted:

Weighted average number of common
     shares outstanding                      6,266,804    6,358,374

Net effect of dilutive stock options--
     based on treasury stock method
     using the quarter-end market price
     if higher than average market price.      136,872      149,459

Fully Diluted Shares                         6,403,676    6,507,833

Net Income                                  $2,356,000   $3,007,000

Earnings per share
     assuming full dilution                      $0.37        $0.46